EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 Federal Plaza West
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592
United Community Financial Corp. Announces Increased Earnings for the First Quarter of 2006
YOUNGSTOWN, Ohio (April 19, 2006) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $6.1 million, or $0.21 per diluted share, for the three months ended March 31, 2006, compared to $4.9 million, or $0.17 per diluted share, for the three months ended March 31, 2005. Annualized return on average equity for the three months ended March 31, 2006 was 9.06% compared to 7.62% for the same period in 2005.
Chairman and Chief Executive Officer Douglas M. McKay commented, “We are very pleased with the strong start to 2006. Going forward, the Company intends to build on our past success with a disciplined approach to growth. In addition, we will continue to emphasize growth of our core operations. Finally, we have set objectives and goals focusing on a continued increase in shareholder value in the new year.”
Year-to-date Results
Net interest income for the three months ended March 31, 2006, grew by $1.9 million, or 10.3% over the first three months of 2005. The change is due largely to an increase of $7.4 million in interest earned on loans and $461,000 in interest earned on available for sale securities, offset by increases in interest expense on deposits of $4.4 million and interest expense on Federal Home Loan Bank advances of $1.0 million. An increase in the average outstanding balance of net loans raised interest income by $4.0 million and changing interest rates accounted for the remaining $3.4 million of the increase. The increase in interest bearing liabilities raised interest expense $3.5 million while changing interest rates accounted for $2.4 million of the expense.
The Company’s net interest margin for the first three months of 2006 was 3.44%, which decreased by two basis points compared to the same period in 2005. This change was a result of the continuation of the flattening of the yield curve and a modest narrowing of spreads. Management will continue to monitor the composition of the loan portfolio and deposit pricing throughout the year.

The provision for loan losses increased $105,000, or 16.6% for the three months ended March 31, 2006 compared to the three months ended March 31, 2005. Management estimates the provision required based on an analysis using past loan loss experience, loan portfolio growth, information about specific borrower situations, estimated collateral values, general economic conditions and other factors.
Non-interest income increased $942,000 for the first three months of 2006 compared to the first three months of 2005. The increase is due to higher brokerage commissions received in 2006, higher gains recognized on the sale of loans and securities and increased service fees earned by Home Savings and Butler Wick.
Non-interest expense rose $700,000 during the period ended March 31, 2006, compared to the same period in 2005. This increase is a result of employee compensation and benefits increasing $912,000, which is attributable to greater commission expenses, rising healthcare costs and an increase in number of employees. Offsetting the aforementioned increase was a decrease in other expenses consisting, in part, of legal and audit fees.
The change in the provision for income taxes is a result of changes in pre-tax income reported by the Company. During the period ended March 31, 2006, the Company recorded a $3.3 million provision for income taxes. This is an increase of $824,000 over the same period in 2005 as a result of higher pre-tax income earned in 2006 compared to 2005. The effective tax rate at March 31, 2006 was 34.8% compared to 33.4% at March 31, 2005.
United Community’s return on average assets and return on average equity improved to 0.97% and 9.06%, respectively, for the three months ended March 31, 2006. The returns on average assets and average equity were 0.85% and 7.62%, respectively, for the three months ended March 31, 2005.
Financial Condition
Total assets increased $66.9 million to $2.6 billion at March 31, 2006, from $2.5 billion at December 31, 2005. This change was due to increases in net loans of $53.7 million, securities of $14.0 million and $6.3 million in loans held for sale. Partially offsetting this growth was a decline in cash and cash equivalents of $6.9 million.
During the first three months of 2006, growth aggregating $53.7 million occurred in the loan portfolio, net of allowance for loan losses. Real estate loans increased $39.7 million, construction loans increased $11.7 million and consumer loans increased $3.9 million. These increases were offset by a decrease in commercial loans of $1.4 million. The allowance for loan losses was $16.0 million at March 31, 2006 compared to $15.7 million at December 31, 2005. Management estimates the allowance required based on an analysis using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, general economic conditions in the market area and other factors. The allowance for loan losses as a percentage of total loans was 0.74% at March 31, 2006 and December 31, 2005.

Cash and cash equivalents decreased $6.9 million during the first three months of 2006. Home Savings had decreases in deposits at the Federal Reserve of $2.6 million, vault cash held at the branches of $1.1 million and cash awaiting delivery to the branches of $1.9 million. Butler Wick had a decrease in cash and cash equivalents of $1.2 million as a result of reducing borrowings.
In order to fund the growth in the loan portfolio, the Company increased liabilities by $62.7 million. Approximately $61.3 million of this increase was in interest-bearing deposits. The remaining growth was due mostly to an increase in non-interest bearing deposits of $2.5 million.
Shareholders’ equity increased $4.2 million, or 1.6%, during the period ending March 31, 2006. The increase largely was attributable to increased earnings for the period offset by dividend payments made to shareholders during the quarter. Book value per share and tangible book value per share as of March 31, 2006, were $8.65 and $7.50, respectively. For the period ending December 31, 2005, book value per share and tangible book value per share were $8.52 and $7.37, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 37 full service banking offices and 6 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 21 offices providing full service retail brokerage, capital markets and trust services throughout Ohio and Western Pennsylvania. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	March 31, 2006	December 31, 2005
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$30,615	$37,545
Securities	226,651	212,682
Federal Home Loan Bank stock, at cost	24,347	24,006
Loans held for sale	35,443	29,109
Loans:
Real estate	1,272,049	1,232,318
Construction	468,041	456,346
Consumer	327,407	323,515
Commercial	99,614	100,977
Allowance for loan losses	(15,981)	(15,723)

Net loans	2,151,130	2,097,433
Real estate owned and other repossessed assets	2,165	2,514
Goodwill	33,593	33,593
Core deposit intangible	1,985	2,118
Cash surrender value of life insurance	22,474	22,260
Other assets	67,325	67,590

Total assets	$2,595,728	$2,528,850

LIABILITIES
Deposits:
Interest-bearing	$1,646,248	$1,584,926
Noninterest-bearing	99,431	96,918
Federal Home Loan Bank advances	447,253	475,549
Repurchase agreements and other	105,695	75,214
Other liabilities	28,186	31,508

Total liabilities	2,326,813	2,264,115

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued at March 31, 2006	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	144,351	143,896
Retained earnings	210,552	207,120
Accumulated other comprehensive income	(2,333)	(1,845)
Unearned compensation	(12,653)	(13,108)
Treasury stock, at cost; 6,711,494 and 6,742,345 shares, respectively	(71,002)	(71,328)

Total shareholders’ equity	268,915	264,735

Total liabilities and shareholders’ equity	$2,595,728	$2,528,850

Book value per share	$8.65	$8.52
Tangible book value per share	$7.50	$7.37

	Three Months Ended
	March 31,
	2006	2005
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$38,626	$30,763
Interest expense	17,936	12,011

Net interest income	20,690	18,752

Provision for loan losses	738	633
Noninterest income:
Brokerage commissions	5,000	4,624
Service fees and other charges	3,197	3,118
Underwriting and investment banking	30	121
Net gains (losses):
Securities	44	21
Loans sold	563	248
Other	4	5
Other income:	972	731

Total noninterest income	9,810	8,868

Noninterest expense:
Salaries and employee benefits	13,524	12,612
Occupancy	1,108	1,048
Equipment and data processing	2,259	2,329
Amortization of core deposit intangible	133	186
Other noninterest expense	3,332	3,482

Total noninterest expense	20,356	19,657

Income before taxes	9,406	7,330
Income taxes	3,273	2,449

Net income	$6,133	$4,881

Basic earnings per share	$0.21	$0.17
Diluted earnings per share	$0.21	$0.17
Dividends paid per share	$0.0900	$0.0825

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31,	December 31,	September 30,
	2006	2005	2005
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $15,981, $15,723 and $15,284, respectively)	$2,104,342	$2,076,737	$2,032,602
Loans held for sale	41,288	34,445	29,980
Securities	217,388	210,703	199,744
Margin accounts	15,626	16,394	15,486
Other interest-earning assets	27,761	28,388	27,019
Total interest-earning assets	2,406,405	2,366,667	2,304,831
Total assets	2,540,531	2,502,945	2,436,612
Certificates of deposit	1,085,200	1,036,628	966,216
Interest-bearing checking, demand and savings accounts	525,965	518,547	541,398
Other interest-bearing liabilities	520,698	547,758	540,114
Total interest-bearing liabilities	2,131,863	2,102,933	2,047,728
Noninterest-bearing deposits	94,977	92,833	91,393
Total noninterest-bearing liabilities	138,003	132,723	126,817
Total liabilities	2,269,866	2,235,656	2,174,545
Shareholders’ equity	270,665	267,289	262,067
Common shares outstanding for basic EPS calculation	28,989	28,867	28,774
Common shares outstanding for diluted EPS calculation	29,396	29,239	29,117

SUPPLEMENTAL LOAN DATA:

Loans originated	$295,379	$297,898	$379,658
Loans purchased	73,975	99,593	119,095
Loans sold	40,391	65,410	70,394
Loan chargeoffs	570	1,109	606
Recoveries on loans	90	273	72

	As of	As of	As of
	March 31,	December 31,	September 30,
	2006	2005	2005
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$29,701	$24,364	$24,133
Restructured loans	1,293	825	1,257
Real estate owned and other repossessed assets	2,165	2,514	3,522
Total nonperforming assets	34,167	28,181	29,193
Mortgage loans serviced for others	828,787	816,024	724,429
Securities trading, at fair value	9,211	10,812	17,135
Securities available for sale, at fair value	217,440	201,870	172,340
Federal Home Loan Bank stock, at cost	24,347	24,006	23,663

Number of full time equivalent employees	829	824	799

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	8.50%	8.36%	8.53%
Tier 1 risk-based capital ratio	10.20%	10.08%	10.16%
Total risk-based capital ratio	10.97%	10.86%	10.94%